UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2009

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 15, 2009, Overland Storage, Inc. (the “Company”) received the expected written notification (the “Staff Determination”) from The Nasdaq Stock Market, Inc. (“Nasdaq”) that because the Company has not regained compliance with the minimum market value of publicly held shares (“MVPHS”) of $15 million requirement set forth in Nasdaq Listing Rule 5450(b)(1)(C) by the December 14, 2009 expiration of the 90-day compliance period for this requirement, the Company’s common stock would be delisted from The Nasdaq Global Market unless the Company requests an appeal of this determination to a Nasdaq Hearings Panel (the “Panel”) no later than 4:00 p.m. Eastern Time on December 22, 2009.

On December 18, 2009, the Company requested such an appeal, which request automatically delayed the delisting of the Company’s common stock at least until the Panel issues a decision. The Panel has the discretion to grant the Company an exception for up to 180 days after the Nasdaq Staff’s initial delisting decision to regain compliance with the continued listing standards of The Nasdaq Global Market or to transfer listing to The Nasdaq Capital Market if the Company’s common stock meets the continued listing requirements for The Nasdaq Capital Market at the time of transfer. There can be no assurance that the Panel will grant an exception or that the Company will be able to comply with the conditions of the exception or with the continued listing requirements of The Nasdaq Global Market or The Nasdaq Capital Market by the Panel’s decision date or by the expiration of any exception the Panel grants. The Company’s common stock does not currently meet the continued listing requirements for The Nasdaq Capital Market.

If the Panel determines to sustain the Nasdaq Staff’s delisting determination at the hearing or following an extension granted at the hearing, the Company may file an appeal to the Nasdaq Listing and Hearings Review Council (the “Listing Council”), or the Listing Council may review the Panel’s decision on its own accord. A review by the Listing Council does not delay the delisting decision unless the Listing Council determines in its discretion to do so. The Listing Council currently has discretion to grant an exception for up to 360 days after the Nasdaq Staff’s initial delisting decision, but the Company can provide no assurance that the Listing Council would delay an unfavorable delisting decision or grant any exception.

Any delisting of the Company’s common stock by Nasdaq could adversely affect the Company’s ability to attract new investors, decrease the liquidity of the outstanding shares of common stock, reduce its flexibility to raise additional capital, reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for the Company’s shareholders. In addition, delisting of the Company’s common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the Company’s common stock, and might deter certain institutions and persons from investing in the Company’s stock at all.

Nasdaq has filed with the Securities and Exchange Commission (“SEC”) a rule change proposal which, if approved by the SEC in its current form, would extend the compliance period for deficiencies in MVPHS from 90 days to 180 days prior to a delisting determination from the Nasdaq Staff. The proposed rule in its current form would not grant additional time to an issuer that has received a delisting notification prior to the adoption of the proposed rule. Accordingly, even if this proposed rule is approved by the SEC, it may not affect the Company’s appeal process or result in additional time for the Company to demonstrate compliance with the listing standards of The Nasdaq Global Market or The Nasdaq Capital Market.

On December 21, 2009, the Company issued a press release disclosing the receipt of the Staff Determination letter described above, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Form 8-K includes forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s ability to comply with the requirements under the Nasdaq Marketplace Rules. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, (i) the Nasdaq Hearings Panel’s discretionary authority to grant the Company an exception for an additional 180 days; (ii) Nasdaq’s discretionary authority to approve or deny a transfer application to The Nasdaq Capital Market even if the Company satisfies the quantitative listing requirements and risks relating to the Company’s ability to maintain compliance with such market’s continued listing requirements; and (iii) The Listing Council’s discretionary authority to grant an exception for up to 360 days after the Nasdaq Staff’s initial delisting decision. Other risks affecting the Company are detailed from time to time in the Company’s periodic reports filed with the SEC. These forward-looking statements speak only as of the date of filing of this Form 8-K and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of filing of this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated December 21, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: December 21, 2009	By:	/s/ KURT L. KALBFLEISCH
Kurt L. Kalbfleisch
Vice President and CFO

4